Exhibit 99.1

Analog Devices Completes Acquisition of Maxim Integrated

WILMINGTON, Mass. – August 26, 2021 – Analog Devices, Inc. (NASDAQ: ADI) today announced the completion of its previously announced acquisition of Maxim Integrated Products, Inc. (NASDAQ: MXIM). The combination further strengthens ADI’s position as a high-performance analog semiconductor company with trailing twelve-month revenue of over $9 billion1, industry leading margins, and free cash flow of over $3 billion1 on a pro forma basis.

“Today is a tremendous milestone for ADI and I’m delighted to welcome the Maxim team, who share our passion for solving our customers’ most complex technology problems,” said Vincent Roche, President and CEO. “With more than 10,000 engineers and the increased breadth and depth of our best-in-class technologies, we are well-positioned to develop even more complete, cutting-edge solutions for our customers. Together, we will drive the next waves of analog semiconductor innovation, while engineering a healthier, safer and more sustainable future for all.”

Under the terms of the definitive agreement, Maxim stockholders received 0.63 of a share of ADI common stock for each share of Maxim common stock. Maxim common stock will no longer be listed for trading on the NASDAQ stock market.

Combined Board of Directors

In connection with the closing of the transaction, Tunç Doluca, former President and Chief Executive Officer of Maxim, and Mercedes Johnson, former Founding Executive of Avago Technologies, will join the ADI Board of Directors. Mr. Doluca and Ms. Johnson served on Maxim’s Board of Directors until the closing of the transaction.

Special Investor Conference Call and Webcast

ADI plans to host a webcast to discuss its upcoming capital allocation priorities and the updated fourth quarter fiscal 2021 outlook. The webcast is scheduled to begin at approximately 8:30 a.m. Eastern Time on September 8th, 2021 with Vincent Roche, President and Chief Executive Officer, Prashanth Mahendra-Rajah, Senior Vice President, Finance and Chief Financial Officer, and Michael Lucarelli, Senior Director of Investor Relations.

The webcast and accompanying presentation may be accessed live on the internet on Analog Devices’ Investor Relations website at investor.analog.com, or by telephone as follows:

Participant Dial-In (domestic & international): (833) 423-0297

International Participant Passcode: 8334230297

*no passcode required for domestic dial-in

[1]

Based on trailing twelve months ending July 31, 2021 for Analog Devices and trailing twelve months ending June 26, 2021 for Maxim. Free cash flow is defined as net cash provided by operating activities, determined in accordance with GAAP, less additions to property, plant and equipment, net.

A replay of the conference call will be available approximately two hours after the call concludes and may be accessed for up to two weeks, by dialing 855-859-2056 and entering the conference ID: 7115409.

Both the press release and archived version of the webcast will be available at investor.analog.com.

About Analog Devices

Analog Devices, Inc. (NASDAQ: ADI) operates at the center of the modern digital economy, converting real-world phenomena into actionable insight with its comprehensive suite of analog and mixed signal, power management, radio frequency (RF), and digital and sensor technologies. ADI serves 125,000 customers worldwide with more than 75,000 products in the industrial, communications, automotive, and consumer markets. ADI is headquartered in Wilmington, MA. Visit http://www.analog.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements address a variety of subjects, including, for example, statements as to the anticipated benefits of the transaction, the anticipated impact of the transaction on the combined organization’s business and future financial and operating results, and the expected amount and timing of synergies from the transaction. Statements that are not historical facts, including statements about ADI’s beliefs, plans and expectations, are forward-looking statements. Such statements are based on ADI’s current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “estimate,” “would,” “target” and similar expressions, as well as variations or negatives of these words. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including any faltering in global economic conditions or the stability of credit and financial markets; erosion of consumer confidence and declines in customer spending; unavailability of raw materials, services, supplies or manufacturing capacity; changes in geographic scope or product or customer mix; changes in export classifications, import and export regulations or duties and tariffs; changes in ADI’s estimate of its expected tax rate based on current tax law; ADI’s ability to successfully integrate Maxim’s businesses and technologies; the risk that the expected benefits and synergies of the transaction and growth prospects of the combined company may not be fully achieved in a timely manner, or at all; adverse results in litigation matters, including the potential for litigation related to the transaction; the risk that ADI will be unable to retain and hire key personnel; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the transaction; uncertainty as to the long-term value of ADI’s common stock; and the diversion of management time on transaction-related matters. For additional information about other factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to ADI’s and Maxim’s respective periodic reports and other filings with the Securities and Exchange Commission, including the risk factors contained in ADI’s and Maxim’s most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements represent management’s current expectations and are inherently uncertain and are made only as of the date hereof. Except as required by law, ADI does not undertake or assume any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise.

(ADI-WEB)

Contacts for ADI

Investor Contact:

Mr. Michael Lucarelli

781-461-3282

investor.relations@analog.com

Media Contact:

Ms. Brittany Stone

917-935-1456

Brittany.Stone@teneo.com